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                                                                     Exhibit 3.3

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                           SYQUEST TECHNOLOGY, INC.



     SyQuest Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST:   That at a meeting of the Board of Directors of SyQuest Technology,
Inc., resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and recommending such resolution at the 1997 annual meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that Paragraph (A) of Article IV of the Restated Certificate of Incorporation of this corporation be amended to read in its entirety as follows:

          Classes of Stock. This corporation is authorized to issue the
          ----------------
     following classes of stock: Common Stock ("Common Stock" or "Common") and Preferred Stock ("Preferred Stock" or "Preferred"). The total number of shares which the corporation is authorized to issue is One Hundred Twenty Four Million (124,000,000). One Hundred Twenty Million (120,000,000) shares shall be Common Stock and Four Million (4,000,000) shares shall be Preferred Stock. Each share of Common and Preferred Stock shall have a par value of $0.0001.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS THEREOF, said SyQuest Technology, Inc. has caused this certificate to be signed by Edward L. Marinaro, its authorized officer, this 6th day of May, 1997.

                                             SYQUEST TECHNOLOGY, INC.



                                             By /Edward L. Marinaro/
                                                --------------------
                                             Title Chairman of the Board
                                                   ---------------------

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